HACKENSACK, NJ, June 9, 2017 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the six and three months ended April 30, 2017. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS	Six Months Ended April 30,		Three Months Ended April 30,
($ in thousands, except per share amounts)	2017	2016	2017	2016
* Earnings (Loss) Per Share-Basic & Diluted	($0.09)	$0.27	($0.10)	$0.12
* Dividends Per Share	$0.15	$0.60	$0.00	$0.30
* AFFO Per Share-Basic & Diluted	$0.44	$0.71	$0.18	$0.36
* AFFO Payout	34.1%	84.5%	0.0%	83.3%
* NOI	$12,230	$11,723	$5,838	$5,776
* Average Residential Occupancy (a)	79.4%	70.2%	79.9%	70.7%
* Average Commercial Occupancy (b)	76.8%	74.7%	77.6%	73.2%

(a) Adjusted the average occupancy rate for the six and three months ended April 30, 2016 to include the 379 leasable units at the Rotunda Icon property as the major redevelopment and expansion project at the property was substantially completed in the third quarter of Fiscal 2016.

(b) Adjusted the average occupancy rate for the six and three months ended April 30, 2016 to include the 75,000 additional square feet of Rotunda retail leasable space as the major redevelopment and expansion project at the property was substantially completed in the third quarter of Fiscal 2016.

RESULTS OF OPERATIONS

Year-to-Date (“YTD”) Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 12.3% to $25.3 million as compared to $22.5 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rates at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property. This increase was partially offset by the loss of revenue from a lease with Pathmark (a subsidiary of the Great Atlantic & Pacific Tea Company “A&P”) at the Patchogue, New York property which was rejected as of December 31, 2015 as a result of A&P’s bankruptcy filing and a loss of revenue resulting from the sale of the Rochelle Park property in June 2016.

•	Net loss was $0.6 million or $0.09 per share, as compared to net income of $1.8 million or $0.27 per share, for the prior year’s comparable period. The net loss was primarily attributable to the substantial completion of the major redevelopment and expansion project at the Rotunda property in the third quarter of Fiscal 2016 resulting in the cessation of capitalization of certain costs in the current year. FREIT also incurred higher operational costs as the property is in the lease-up phase for the new retail space and residential units. Also contributing to this loss was a $620,000 termination fee payment made by Wayne PSC, LLC (“Wayne PSC”) to terminate the lease and take possession of the Macy’s space at the Preakness Shopping Center in Wayne, New Jersey. The termination fee payment impacted the consolidated net loss by approximately $250,000 based on FREIT’s 40% ownership in Wayne PSC.

•	Funds from Operations (“FFO”) was $3.1 million or $0.45 per share, as compared to $5.3 million or $0.78 per share, for the prior year’s comparable period.

•	Adjusted Funds From Operations (“AFFO”) was $3 million or $0.44 per share, as compared to $4.8 million or $0.71 per share, for the prior year’s comparable period.

Second Quarter (“QTD”) Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 14.4% to $12.7 million as compared to $11.1 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rates at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

•	Net loss was $0.7 million or $0.10 per share, as compared to net income of $0.8 million or $0.12 per share, for the prior year’s comparable period. The net loss was primarily attributable to the substantial completion of the major redevelopment and expansion project at the Rotunda property in the third quarter of Fiscal 2016 resulting in the cessation of capitalization of certain costs in the current year. FREIT also incurred higher operational costs as the property is in the lease-up phase for the new retail space and residential units. Also contributing to this loss was a $620,000 termination fee payment made by Wayne PSC to terminate the lease and take possession of the Macy’s space at the Preakness Shopping Center in Wayne, New Jersey. The termination fee payment impacted the consolidated net loss by approximately $250,000 based on FREIT’s 40% ownership in Wayne PSC.

•	FFO was $0.9 million or $0.14 per share, as compared to $2.6 million or $0.38 per share, for the prior year’s comparable period.

•	AFFO was $1.2 million or $0.18 per share, as compared to $2.4 million or $0.36 per share, for the prior year’s comparable period.

Table of Revenue & Net Income Components

	Six Months Ended April 30,			Three Months Ended April 30,
	2017	2016	Change	2017	2016	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenues:
Commercial properties	$12,407	$11,393	$1,014	$6,177	$5,491	$686
Residential properties	12,856	11,095	1,761	6,487	5,573	914
Total real estate revenues	25,263	22,488	2,775	12,664	11,064	1,600

Operating Expenses:
Real estate operations	12,722	10,790	1,932	6,653	5,290	1,363
Lease termination fee (a)	620	—	620	620	—	620
General and administrative	1,157	895	262	633	424	209
Depreciation	5,178	3,472	1,706	2,648	1,752	896

Investment income	(91)	(62)	(29)	(45)	(23)	(22)

Financing costs	7,722	5,416	2,306	3,856	2,687	1,169

Net (income) loss attributable to noncontrolling interests in subsidiaries	1,409	(166)	1,575	1,002	(125)	1,127
Net income (loss) attributable to common equity	$(636)	$1,811	$(2,447)	$(699)	$809	$(1,508)

Earnings (loss) per share - basic and diluted	$(0.09)	$0.27	$(0.36)	$(0.10)	$0.12	$(0.22)

Weighted average shares outstanding:
Basic	6,823	6,772		6,828	6,778
Diluted	6,823	6,772		6,828	6,778

(a) Expense for lease termination fee paid to Macy's to terminate the lease and take possession of the space at the Preakness Shopping center located in Wayne, NJ

Dividend

In our Shareholder Letter that was delivered with the 2016 Annual Report, we shared our strategy to position the Trust for long-term financial strength. To execute upon the strategy, we prioritize investment when opportunity avails. To that end, we elected to buy out the Macy’s lease at the Preakness Shopping Center located in Wayne, New Jersey, which provided for rental rates that were significantly below current market rents with no rent escalation for the remaining term and option periods of the lease. The loss of rental revenue from the Macy’s space will result in some short-term disruption to our revenue and earnings. However, our buyout of this lease provides us the opportunity to recognize increased revenue by re-leasing the space at higher rents and enhance the overall tenant mix at the Preakness Shopping Center, which furthers our strategy of pursuing long-term value creation.

Longer term, we expect the Trust to benefit from substantially improved cash flow both at the Preakness Shopping Center and the Rotunda, where we are currently in the rent up period (as of May 26, 2017, we are approximately 63% leased in the apartments and approximately 71% leased in the ground level retail). We are encouraged that Rotunda apartment units are leasing at a rate faster than originally anticipated, accelerating our expected stabilization. However, known vacancies and capital commitments continue to pressure revenues, earnings and cash flow this year. In addition, uncertainty in the retail environment could affect our revenues. Accordingly, the Board did not declare a dividend for the second quarter in order to give the Trust more flexibility with its liquidity to navigate the challenges we are facing in 2017. Delivering value to shareholders remains a paramount objective for the Board and the Trust. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is a superior measure of our operating performance. We compute FFO and AFFO as follows:

	Six Months Ended April 30,		Three Months Ended April 30,
	2017	2016	2017	2016
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$(2,045)	$1,977	$(1,701)	$934
Depreciation of consolidated properties	5,178	3,472	2,648	1,752
Amortization of deferred leasing costs	223	173	120	96
Distributions to minority interests	(270)	(345)	(120)	(195)
FFO	$3,086	$5,277	$947	$2,587

Per Share - Basic and Diluted	$0.45	$0.78	$0.14	$0.38

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$3,086	$5,277	$947	$2,587
Deferred rents (Straight lining)	(311)	25	(173)	2
Capital Improvements - Apartments	(379)	(489)	(179)	(175)
Lease termination fee	620	—	620	—
AFFO	$3,016	$4,813	$1,215	$2,414

Per Share - Basic and Diluted	$0.44	$0.71	$0.18	$0.36

Weighted Average Shares Outstanding:
Basic	6,823	6,772	6,828	6,778
Diluted	6,823	6,772	6,828	6,778

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $367 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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